Exhibit 99.1

CONTACT: Liz Shows Odyssey Marine Exploration, Inc. (813) 876-1776 x 2335 lshows@shipwreck.net

Odyssey Marine Exploration, Inc. Announces

Pricing of $14.6 Million Public Offering of Common Stock

Tampa, FL – June 16, 2011 - Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) announced today that it has priced an underwritten public offering of 4,800,000 shares of its common stock at $3.05 per share. Odyssey has granted the underwriters the option to purchase up to an additional 720,000 shares at the same price per share to cover over-allotments, if any. The public offering of shares is expected to close on or about June 21, 2011.

The underwriters for this offering are Craig-Hallum Capital Group LLC, acting as sole bookrunner, with B. Riley & Co., LLC acting as co-manager.

The offering was conducted pursuant to an effective shelf registration statement, which is on file with the Securities and Exchange Commission. A prospectus supplement related to the offering has been filed with the Securities and Exchange Commission. A copy of the prospectus supplement and the base prospectus related to the offering may be obtained from Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55402 or by calling
612-334-6300.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer, solicitation or sale will be made only by means of the prospectus supplement and the base prospectus.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations regarding the completion of the public offering. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to the Company’s business and the satisfaction of the conditions of the closing of the public offering. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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